Exhibit 5.01

February 22, 2007

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Google Inc., a Delaware corporation (the “Registrant” or “you”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of the issuance by you of nonstatutory stock options to purchase an aggregate of 200 shares of your Class A Common Stock (the “Options”), pursuant to the Google Inc. 2004 Stock Plan (the “Plan”), and the issuance by you of shares of your Class A Common Stock underlying such Options (the “Shares”) upon the exercise of such Options. As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the grant of the Options under the Plan and the issuance and sale of the Shares.

It is our opinion that the Options and Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.